Great Western Bancorp, Inc. Announces Appointment of New CCO
Sioux Falls, SD - April 22, 2020 - Great Western Bancorp, Inc. (NYSE: GWB), the parent company of Great Western Bank (www.greatwesternbank.com), announced today that Mr. Stephen W. Yose has been appointed as the organization’s Executive Vice President and Chief Credit Officer. Mr. Yose will commence his employment on or before May 13, 2020. The announcement comes after an extensive, nationwide search for the Executive Vice President and Chief Credit Officer role.
Mr. Yose brings over 34 years of banking experience to the position. He most recently served as Chief Credit Officer at First Interstate Bank in Billings, MT, where he has worked since April 2016. During his tenure at First Interstate Bank, he was responsible for all facets of credit risk and portfolio management as well as new product development, and the overall management of the credit administration department. This included the underwriting and credit approval process, loan policy, problem loan workout, procedure and processes to ensure the overall quality of the lending portfolio. Previously he held various positions with KeyCorp, a large regional financial services and bank holding company headquartered in Cleveland, OH, and parent company of KeyBank National Association ("KeyBank") where he was employed since 1989. From March 2012 to April 2016, he served as an executive vice president and credit executive in Seattle, WA where he was responsible for credit approval, underwriting, portfolio management and credit quality for the Pacific, Rocky Mountain and agribusiness regions and for Native American financial services. He also served KeyBank in Bellevue, WA, from 2002 to 2012, with similar regional credit responsibilities that also incorporated Western National Commercial Bank and Capital Markets Group.
Mr. Yose is an honors graduate of Brigham Young University where he received a Bachelor of Science degree in Agricultural Economics and a Master of Science degree in Agribusiness Management. He is also an honors graduate of Pacific Coast Banking School at the University of Washington and completed the KeyBank Weatherhead School of Management Program for Executives at Case Western Reserve University.
Mr. Yose also serves as a Board Member and Chair of the Mid-Tier Bank Counsel for The Risk Management Association since September 2019. He previously served as a member of the Regulatory Council from March 2017 to September 2019, and Chapter Board member of The Risk Management Association from September 2007 to April 2016.
“Having Steve join us as our Chief Credit Officer is an essential step to our growth and success in the Bank's evolution," said Mark Borrecco, President and Chief Executive Officer of Great Western. "His extensive credit experience, including in the agribusiness sector, along with his focus on culture and leadership, make him the ideal selection. We look forward to welcoming Steve into the Great Western family.”
About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward-Looking Statements
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GREAT WESTERN BANCORP, INC.
Media and Investor Relations Contacts:
Peter Chapman, 605.373.3198
peter.chapman@greatwesternbank.com
Seth Artz, 605.988.9523
seth.artz@greatwesternbank.com